SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2003

    MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
(Exact name of registrant as specified in its charter)

Wisconsin
(State or other jurisdiction or incorporation)

0-21292	39-1413328

(Commission File Number)	(I.R.S. Employer I.D. Number)

19105 West Capitol Drive Suite 200 Brookfield, WI	53045

(Address of Principal Executive Offices)	(Zip Code)

262-790-2120
(Registrant's telephone number; including area code)

Item 2. Acquisition or Disposition of Assets.

Effective November 1, 2002 (the "Effective Date"), Merchants and Manufacturers Bancorporation, Inc. (the "Company"), consummated the merger (the "Merger") of Merchants New Merger Corp., a wholly owned subsidiary of the Company ("Merger Corp."), with and into Reedsburg Bancorporation, Inc. ("Reedsburg"), pursuant to the Agreement and Plan of Reorganization, dated as of April 24, 2003, as amended as of May 15, 2003 (the "Merger Agreement"), among the Company, Merger Corp. and Reedsburg. As a result of the Merger, Reedsburg became a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, Reedsburg shareholders will receive merger consideration of $900 per share, resulting in total merger consideration of $36 million. Reedsburg shareholders will receive 85% of the merger consideration in the form of cash and promissory notes and the remaining 15% in the form of the Company's common stock. The Company will issue up to $20 million of the total merger consideration in promissory notes. The daily average price of the Company's common stock during the valuation period specified in the Merger Agreement was $36.759, resulting in an exchange ratio of 3.6726 shares of the Company's common stock for each share of Reedsburg common stock. Thus, each share of Reedsburg common stock will be exchanged for $765 of cash or notes and 3.6726 shares of the Company's common stock.

The merger consideration was arrived at through arms-length negotiations. Erich Mildenberg, Chairman of the Board and a shareholder of Reedsburg, is a shareholder in the law firm of Davis & Kuelthau, s.c. Mr. Mildenberg and Davis & Kuelthau have acted as legal counsel for the Company in various matters unrelated to the Merger.

The cash portion of the merger consideration will be funded with the proceeds of $15 million of capital securities issued on October 15, 2003 and, if necessary, with borrowings under the Company's revolving line of credit with M&I Marshall & Ilsley Bank, Milwaukee, Wisconsin. The revolving line of credit is for $20 million, was entered into in the ordinary course of business and on terms commensurate with prevailing market conditions and matures on May 27, 2004. On October 15, 2003, a Connecticut statutory trust wholly owned by the Company issued $7.5 million of fixed rate capital securities to one accredited investor and used the proceeds to purchase a like amount of fixed rate junior subordinated debentures of the Company. Also, on October 15, 2003, another Connecticut statutory trust wholly owned by the Company issued $7.5 million of floating rate capital securities to one accredited investor and used the proceeds from the

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capital securities to purchase a like amount of floating rate junior subordinated debentures of the Company. The fixed rate capital securities accrue and pay dividends quarterly at a fixed rate equal to 8.25% and the floating rate capital securities accrue and pay dividends at a variable rate equal to LIBOR plus 2.95%. The Company has fully and unconditionally guaranteed all of the obligations of the trusts. The guarantee covers the quarterly dividends and payments on the liquidation or redemption of the capital securities, but only to the extent of funds held by the trusts. The capital securities are mandatorily redeemable upon maturity of the debentures on October 15, 2033 or earlier as provided in the indenture with respect to the debentures. The Corporation has the right to redeem the debentures on or after October 15, 2008.

Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The audited consolidated balance sheet of Reedsburg and its subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, and the unaudited consolidated financial statements of Reedsburg as of June 30, 2003 and for the six months ended June 30, 2003 are contained in the Company's Registration Statement on Form S-4 (File No. 333-108435) and incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2003 and unaudited pro forma condensed combined statements of income for the six months ended June 30, 2003 and the year ended December 31, 2002 for the Company and Reedsburg are contained in the Company's Registration Statement on Form S-4 (File No. 333-108435) and are incorporated herein by reference.

(c) Exhibits

2.1 -- Agreement and Plan of Reorganization, dated as of April 24, 2003, as amended as of May 15, 2003, among the Company, Merger Corp. and Reedsburg (incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 333-108435)).

99.1-- Joint Press Release issued by the Company and Reedsburg on November 3, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCHANTS AND MANUFACTURERS
BANCORPORATION, INC.
Date: November 6, 2003

BY     /s/ James C. Mroczkowski
       James C. Mroczkowski, Executive Vice
       President and Chief Financial Officer

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